EX-99.(p)(16)

Epoch Investment Partners, Inc.

Code of Ethics and Business Conduct

Exhibit A – Personal Trading Procedures

1. Requirements Applicable to Personal Trading Activity

Epoch has adopted the following procedures concerning the pre-clearance and periodic reporting of transactions and accounts for all Access Persons (as defined below). TD Directors (as defined below), shall not be required to adhere to such pre-clearance or reporting requirements since TD Directors do not have access to non-public information regarding client purchases or sales, have no access to portfolio holdings and are not involved in securities recommendations to clients. The Chief Compliance Officer shall, on an annual basis, meet with the TD Directors in person and discuss and confirm that each of them will abide by these policies.

Definitions of Terms Used

“Access Persons”: for purposes of personal trade reporting and pre-clearance includes all Epoch employees, including temporary employees, consultants, and TDAM USA employees who reside on Epoch premises.

“Approving Official” for a personal trade pre-clearance request is the Code of Ethics Contact Person, or in his absence the Compliance Officer, the President, Director of Operations, or other personnel as may be appointed from time-to-time. At no time can an individual who may otherwise serve as an Approving Official also be the Approving Official for a pre-clearance request for their own personal trade or for the personal trade of their Family Members.

“Beneficial ownership” of a Security (as defined below) is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should generally consider himself the beneficial owner of any Securities in which he has a direct or indirect pecuniary interest. In addition, a person should consider himself the beneficial owner of Securities held by his spouse, his dependent children, a relative who shares his home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.

“Client Account” means any account which receives investment advisory services from Epoch for a fee.

“Code of Ethics Contact Person” shall mean the Chief Compliance Officer or such person or persons as may be from time to time designated.

“Employee-Related Account” is any personal brokerage account or any other—account in which You or a Family Member has a direct or indirect pecuniary interest and over which You or a Family Member exercises any control or influence and can transact in Reportable Securities or Securities. For example, an “Employee-Related Account” includes any account of your Immediate Family Members, but excludes any such account over which neither You nor your Immediate Family Members exercises control or influence (i.e., an account over which some other third person or entity exercises exclusive discretionary authority).

Epoch Investment Partners, Inc.
Code of Ethics and Business Conduct

“Family Members” means Immediate Family Members and any company, partnership, limited liability company, trust or other entity that is directly or indirectly controlled by You or by any Immediate Family Member of You.

“Immediate Family Member” includes the spouse (or life partner) and children of You and any relative (by blood or marriage) of You residing in the same household as You.

“Investment Person” or “Investment Personnel” means all officers, directors or employees who occupy the position of portfolio manager (or who serve on an investment committee that carries out the portfolio management function) with respect to any Client Accounts and all officers, directors or employees who provide or supply information and/or advice to any portfolio manager (or committee), or who execute or help execute any portfolio managers (or committees) decisions, and all officers, directors or employees who, in connection with their regular functions, obtain contemporaneous or advance information regarding the purchase or sale of a Security by or for any Client Accounts.

“New Idea Research Monitor List” means the list of securities maintained by Investment Personnel that may lead to investments for Client Accounts.

“Operating Committee” means the Operating Committee of Epoch which meets frequently and is responsible for implementing the Company’s strategy, making operational decisions and overseeing the day-to-day running of the Company.

“Purchase or sale of a Security” includes, among other things, the writing of an option to purchase or sell a Security.

“Reportable Security” shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include securities issued by the Government of the United States or an agency thereof, bankers acceptances, bank certificates of deposit, commercial paper and registered, open-end mutual funds other than those open-end mutual funds advised by Epoch. For the sole purpose of this policy, the term “Reportable Security” shall also include exchange-traded funds (“ETFs”), closed-end funds, and index or ETF derivatives.

“Security” is defined by the SEC broadly to include stocks, bonds, certificates of deposit, options, interests in private placements, futures contracts on other securities, participations in profit-sharing agreements, and interests in oil, gas, or other mineral royalties or leases, among other things. “Security” is also defined to include any instrument commonly known as a security.

A “Security held or to be acquired by a Client Account” means any Security which, within the most recent fifteen days: (i) is or has been held by a Client’s Account; or (ii) is being or has been considered by Epoch for purchase within a Client’s Account.

A Security is “being purchased or sold by a Client Account” from the time when a purchase or sale order has been communicated to the person who places the buy and sell orders for Client Accounts until the time when such order has been fully completed or terminated.

Epoch Investment Partners, Inc.
Code of Ethics and Business Conduct

“TD Director” refers to those directors who are non-employee directors of Epoch.

“You” means all Access Persons.

Prohibited Activities and Transactions

•	Short selling Securities issued by TD, or TD Ameritrade or other TD Restricted Securities.

•	Entering into any contract or series of contracts that create a short sale of TD, TD Ameritrade or other TD Restricted Securities.

•	Trading in put or call options on Securities issued by TD, TD Ameritrade or other TD Restricted Securities.

•	Trading in units or shares in TD mutual funds or pooled funds in any manner that is not consistent with the best interests of other unit holders.

•	Certain Access Persons may from time to time be subject to blackout periods restricting the ability to purchase or sell securities issued by TD, TD Ameritrade or other TD Restricted Securities.

•	Acquire securities as part of an initial public offering by the issuer.

•	Trading in securities that are on the Epoch restricted list or the New Idea Research Monitor List without approval of the Code of Ethics Contact Person.

You and your Family Members, with respect to a Security held or to be acquired by a Client Account and with respect to a Security being purchased or sold by a Client Account, are prohibited from:

•	Employing any device, scheme or artifice to defraud a Client;

•	Making any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	Engaging in any act, practice or course of business which would operate as a fraud or deceit upon a Client; or

•	Engaging in any manipulative practice with respect to a Client.

Same Direction Transactions

Subject to the pre-clearance procedures below, neither you nor your Family Members may purchase or sell, directly or indirectly, any Security during the time that the same (or a related) Security is being purchased or sold by a Client Account where You or your Family Member’s trade is on the same side (purchase or sale) as the trade for the Client Account. Furthermore, subject to the discretion of the Code of Ethics Contact person, a supplementary review of Investment Personnel transactions may be conducted.

Epoch Investment Partners, Inc.
Code of Ethics and Business Conduct

Opposite Direction Transactions

Subject to the pre-clearance procedures below, neither You nor your Family Members may purchase or sell, directly or indirectly, any Security within 7 calendar days after the time that the same (or a related) Security is being purchased or sold by a Client Account where your trade or your Family Member’s trade is on the opposite side (purchase or sale) as the trade in the Client Account. The determination of whether a Client Account has transacted within 7 calendar days shall be made at the time the Access Person requests pre-clearance. In limited circumstances, where subsequent to execution of your or your Family Member’s trade, Epoch receives an additional Client or new assets which would necessitate the purchase or sale of the same security such a personal trade will not be considered a violation of this prohibition. Furthermore, subject to the discretion of the Code of Ethics Contact person, certain de minimis transactions may be approved and not be considered a violation of this section of the Code. For purposes of this section de minimis is defined to include purchases or sales of up to 1,000 shares of a Security if the issuer has a market capitalization of over $1 billion.

Holding Period

Neither You nor your Family Member shall sell a Security or cover a short sale within 30 days of acquiring that Security or short sale other than an ETF, an index or ETF derivative for which a 7 day holding period applies, except in the case of involuntary transactions, such as in connection with a reorganization or other extraordinary transactions requiring the surrender or exchange of securities, or upon the prior written consent of an Approving Official for good cause shown. You or your Family Member must adhere to the stated holding period irrespective of taxable lots.

Pre-Clearance of Reportable Securities Transactions in Employee-Related Accounts

Neither You nor your Family Member may place an order for the purchase or sale of any Reportable Security (including a private placement) for an Employee-Related Account until the transaction has been approved by an Approving Official in accordance with the following procedures.

When either You or your Family Member wishes to complete a transaction in an Employee-Related Account, you must submit electronically a pre-clearance request through the PTCC. Your pre-clearance request will be routed electronically to the Epoch trading desk who will review the electronic request and determine whether Epoch is active in the Security in which you have requested approval. Once approved by the trading desk, the pre-clearance request will be sent electronically to the Code of Ethics Contact Person and other designated Approving Officials. Approval or denial of that request is then made by the Code of Ethics Contact person or in his absence an Approving Official. Once the Code of Ethics Contact person or an Approving Official has approved or denied the trade request, You will receive electronic notification from PTCC. In limited circumstances, an Approving Official or his designee may waive the requirement that a Pre-Clearance Request Form be electronically submitted on or before the date of the proposed transaction, provided that:

•	You communicate orally or via e-mail the required information and make the required representations to the Approving Official or his designee on or before the date of the proposed transactions;

•	The Approving Official or his designee makes a written record of the same; and

•	You submit a pre-clearance request through PTCC by the end of the same trading day as your verbal or email pre-clearance request.

Epoch Investment Partners, Inc.
Code of Ethics and Business Conduct

By submitting an electronic pre-clearance request through PTCC, You represent that to the best of your knowledge and belief, and after due inquiry, neither You nor your Family Member is in possession of any material, nonpublic information concerning the Security proposed to be bought or sold, and the proposed transaction is not otherwise prohibited by the Code or these procedures.

An Approving Official will base his decision to approve or disapprove a Pre-Clearance Request on the following factors:

•	The general policies set forth in the Code and these procedures;

•	The requirements under federal and state laws, rules, and regulations as they may apply to the proposed transaction;

•	The timing of the proposed transaction in relation to transactions or contemplated transactions for any Client Accounts; and

•	The nature of the Securities and the parties involved in the proposed transaction.

Any approval of a proposed transaction is effective for the proposed transaction date only and is subject to the conditions, if any, specified by the Approving Official. A breach of any of the above procedures may, depending upon the circumstances, subject you to sanctions, up to and including termination of employment.

For the avoidance of confusion, the pre-clearance requirements shall not apply to the following transactions:

•	Purchases and sales of any Security by TD Directors;

•	Purchases and sales of shares of mutual funds not managed by Epoch, other than ETFs, closed-end funds, and index or ETF derivatives (ie., open-end mutual funds except those advised by Epoch);

•	Purchases that are part of an automatic purchase plan, such as an automatic dividend reinvestment plan or a plan to purchase a fixed number of shares or face value per month (e.g. Purchases of an Epoch sub-advised mutual fund as part of an on-going payroll contribution (401K Plan) do not require preclearance. However, your initial purchase of shares of an Epoch sub-advised mutual fund in the 401(k) plan requires pre-clearance as does any rebalancing You make which results in the purchase or sale of shares of an Epoch sub-advised fund within the 401(k) plan);

•	Purchases and sales of fixed income securities issued, guaranteed or sponsored by a government member of the Organization of Economic Co-Operation and Development (“OECD”);

•	Purchases and sales that are involuntary (e.g., stock splits, tender offers, and share buy-backs);

•	Acquisitions of Securities through inheritance;

•	Purchases and sales in any account over which neither You nor your Family Member has direct or indirect influence or control over the investment or trading of the account (e.g., an account managed on a discretionary basis by an outside portfolio manager, including a “Blind Trust”).

Epoch Investment Partners, Inc.
Code of Ethics and Business Conduct

Reporting Requirements Applicable to Employee-Related Accounts

Neither You nor your Family Members are permitted to maintain Employee-Related Accounts, at a domestic or foreign broker-dealer, investment adviser, bank, or other financial institution without the approval of the Code of Ethics Contact Person. All Employee-Related Accounts must be maintained at broker-dealers or financial institutions that agree to and do provide Epoch with duplicate copies of all confirmations and periodic statements for such accounts. In addition, many broker-dealers supply account information in real time to the Code of Ethics Contact Person. Within 10 days of employment with Epoch, you must log into the PTCC system and disclose all Employee-Related Accounts and the Reportable Securities held in those accounts. The information must be no older than 45 days prior to becoming a director, officer, or employee.

In addition to electronic feeds with PTCC, you are required to send to the broker-dealer or financial institution carrying each Employee-Related Account a letter authorizing and requesting that it forward duplicate confirmations of all trades and duplicate periodic statements, as well as any other information or documents as an Approving Official may request, directly to Epoch. A form letter drafted for this purpose may be obtained from the Code of Ethics Contact Person.

You are required to obtain pre-approval, through PTCC when You or a Family Member wishes to open a new Employee-Related Account.

You shall certify your securities transactions and your Family Member’s Reportable Securities transactions during each quarter within ten (10) days of quarter-end and Reportable Security holdings and Employee-Related Accounts as of December 31st of each year within ten (10) days of year-end via PTCC. With respect to employees Epoch 401(k) plan account, employees are not required to report transactions in their quarterly transaction certification or update holdings in their Epoch 401K annually. Epoch maintains the 401K accounts in PTCC on behalf of all employees.

All new employees receive a username and password in order to access PTCC and are required to enter all accounts and securities in the system, including 401K accounts from prior employers within 10 days of the commencement of their employment.

Access to information submitted pursuant to these procedures will be restricted to those persons who are assigned by Epoch to perform the review functions, and all such materials will be kept confidential, subject to the rights of inspection by the Board of Directors of Epoch, Epoch’s Operating Committee or their designee, and governmental bodies authorized by law to obtain such access.

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